Exhibit 2(b)(2)
Execution Version
FIRST AMENDMENT
TO
ASSET PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of February 14, 2014, by and between GILA RIVER POWER LLC, a limited liability company organized and existing pursuant to the laws of the State of Delaware (“Seller”), and TUCSON ELECTRIC POWER COMPANY (“TEP”), a corporation organized and existing pursuant to the laws of the State of Arizona, and UNS ELECTRIC, INC. (“UNSE”), a corporation organized and existing pursuant to the laws of the State of Arizona (TEP and UNSE are individually a “Buyer” and collectively the “Buyers”). Seller and Buyers are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller and Buyers are party to that certain Asset Purchase and Sale Agreement dated as of December 23, 2013 (the “Agreement”); and

WHEREAS, Seller and Buyers desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyers agree as follows:

Section 1.Defined Terms. Capitalized terms used herein and not otherwise defined have the meaning assigned to such terms in the Agreement.

Section 2.Amendments to Agreement. From and after the date hereof, the Agreement is hereby amended as follows:
(a)    Amendment to Section 2.8. Section 2.8 of the Agreement is amended by adding the following new subsection (e) thereto:
“(e)    If the Letter of Credit has not been cancelled by Seller and Buyers pursuant to this Section 2.8 and Seller has not received a renewed or replacement Letter of Credit at least ten (10) days prior to the stated expiry date of the then-effective Letter of Credit, Seller may draw on the full available amount of the Letter of Credit after having provided written notice to Buyers of its intent to do so. Amounts drawn in such circumstance shall be deposited by Seller into an escrow account held by the Escrow Agent in trust for the benefit of Seller and Buyers, which shall be distributed only upon either joint instructions signed by Seller and Buyers or a final non-appealable judgment from a court of competent jurisdiction.”
(b)    Amendment to Section 5.1(a). Section 5.1(a) of the Agreement is amended by:
(i)deleting the phrase “January 31, 2014” appearing therein and replacing it with “February 28, 2014”; and
(ii)deleting the phrase “February 15, 2014” appearing therein and replacing it with “February 28, 2014”.

(c)    Amendment to Section 6.9. Section 6.9(d) is hereby renumbered as Section 6. 9(c) to correct a typographical error.

(d)    Amendment to Section 9.4(k). Section 9.4(k) of the Agreement is amended by adding the following parenthetical immediately before the period at the end thereof: “(including, if the Letter of Credit was provided and was not previously drawn pursuant to Section 2.8(e), the original of the Letter of Credit for cancellation)”.
(e)    Amendment to Section 10.1(h). Section 10.1(h) of the Agreement is amended by:
(i)    deleting the phrase “January 31, 2014” appearing therein and replacing it with “February 28, 2014”; and
(ii)    deleting the phrase “February 15, 2014” appearing therein and replacing it with “February 28, 2014”.

Section 3.Representations and Warranties. Each of Seller and Buyers represents and warrants solely with respect to itself that (a) the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby have been duly authorized on its behalf by all requisite action, corporate, limited liability company, or otherwise, (b) it has the full right, power and authority to enter into this Amendment and to carry out the terms of this Amendment, (c) it has duly executed and delivered this Amendment, and (d) this Amendment is a valid and binding obligation of it enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity, regardless of whether enforcement is sought in a Proceeding at law or in equity.
Section 4.Other Provisions Unaffected. All of the terms, covenants and provisions of the Agreement shall continue in full force and effect, unamended and unmodified except as specifically set forth in this Amendment.

Section 5.Effectiveness. This Amendment shall be effective, and shall be binding on the Parties, on the date first above written.

Section 6.Further Assurances. Each Party agrees, at the request of any other Party, at any time and from time to time, to execute and deliver all such further documents, and to take and to forbear from all such action, as may be reasonably necessary or appropriate in order to more effectively carry out the provisions of this Amendment.

Section 7.Governing Law. This Amendment shall be governed in all respects, including validity, interpretation and effect, by the internal Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 8.Counterparts. This Amendment may be executed in two or more original or electronic counterparts, each which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first above written.
BUYERS:
TUCSON ELECTRIC POWER COMPANY,
an Arizona corporation

By:_____________________
Name: David Hutchens
Title: President
UNS ELECTRIC, INC.,
an Arizona corporation

By:_____________________
Name: David Hutchens
Title: President
SELLER:
GILA RIVER POWER LLC,
a Delaware limited liability company

By:______________________
Name:
Title: